UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2019

OMNICOM GROUP INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-10551 (Commission File Number)	13-1514814 (IRS Employer Identification No.)

437 Madison Avenue, New York, NY (Address of principal executive offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 415-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2019 and February 15, 2019, Omnicom Finance Limited (the “Issuer”), a limited company organized under the laws of England and Wales and a wholly-owned subsidiary of Omnicom Group Inc. (the “Company”), issued €520 million aggregate principal amount of the Issuer’s 0.000% Senior Notes due 2019 (the “Notes”) in a private placement to a non-U.S. person outside the United States. The Notes are fully and unconditionally guaranteed by the Company, mature on August 14, 2019 and do not bear interest. The Notes are redeemable, as a whole, at the Issuer’s option, on June 14, 2019 at a redemption price equal to 100% of the principal amount of the Notes.

In connection with the issuance of the Notes, the Issuer and the Company entered into a fiscal and paying agency agreement, dated as of February 14, 2019 (the “Fiscal Agency Agreement”), with Deutsche Bank AG, London Branch, as fiscal agent, paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar. The Fiscal Agency Agreement provides for customary events of default with respect to the Notes, including, among other things, nonpayment, failure to comply with the covenants set forth therein for a period of 60 days upon notice, and certain events of bankruptcy, insolvency and reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omnicom Group Inc.
By:	/s/ Philip J. Angelastro
	Name:	Philip J. Angelastro
	Title:	Executive Vice President and Chief Financial Officer

Date: February 15, 2019